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                                                                    Exhibit 10.1

                       EXECUTIVE TERM LIFE INSURANCE PLAN

     On November 5, 2002, the Board of Directors of School Specialty, Inc. approved an Executive Term Life Insurance Plan (the "Plan"). The Plan provides for $20 million of term life insurance coverage on the life of David J. Vander Zanden, President and Chief Executive Officer of School Specialty, Inc. The Plan, funded by School Specialty, Inc., provides coverage under two separate policies. The first policy provides for $10 million of coverage, with School Specialty, Inc. designated as the beneficiary. The second policy provides for $10 million of coverage, with beneficiaries designated by David J. Vander Zanden.